Exhibit 10.20

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

MANUFACTURING DEVELOPMENT AND SCALE-UP AGREEMENT

This Manufacturing Development and Scale-up Agreement (the “Agreement”) is made as of March 19, 2012 (the “Effective Date”), between Liquidia Technologies, Inc., a Delaware corporation (“Liquidia”) having its principal place of business at Suite 100, 419 Davis Drive, Morrisville, NC  27560 and Chasm Technologies, Inc., a Massachusetts corporation (“Chasm”) with principal offices located at 85 Wagon Rd, Westwood, MA 02090.

Whereas; Chasm and Liquidia entered into a Consulting Services and License Agreement on 31 August 2006 (the “Chasm Consulting Agreement”), which was mutually terminated by the parties as of the Effective Date; and

Whereas; the parties desire to now enter a manufacturing development and scale-up agreement whereby Chasm wishes to assist Liquidia in scale-up and optimization of Liquidia’s PRINT manufacturing capabilities.

In consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Definitions. Capitalized terms used in this Agreement shall have the meanings specified in this Agreement.  In addition, the following terms shall have the meanings below:

“Chasm Pre-Existing Intellectual Property” means Pre-Existing Intellectual Property owned or licensed by Chasm or its subcontractors.

“Deliverable” means any deliverable developed or prepared for Liquidia pursuant to this Agreement.

“Net Sales” means the worldwide gross receipts from sales to third parties of all Products, less all customary deductions actually paid using generally accepted accounting principles for i) trade, cash and quantity credits, discounts, refunds or rebates; ii) allowances or credits to customers actually granted on account of rejection, damage, or return of product; iii) sales commissions;  iv) sales and excise taxes (including value added tax) and any other governmental charges imposed upon the production, importation, use or sale of product; and v) transportation charges, including insurance, for transporting product to the extent specifically invoiced to the customer.

“Pre-Existing Intellectual Property” means the data, information, tools, ideas, techniques, methodologies, specifications, documentation, notes and materials, including any patents, patent rights, copyrights, mask works, trade secrets and other intellectual property rights embodied therein, owned or controlled by a party prior to or independent of Chasm’s performance under this Agreement, and whether or not used to produce, or embodied in, the Deliverables.

“Products” shall mean any particle or film fabricated in-whole or in-part under this Agreement.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.            Activities To Be Performed.

2.1          Activities.  Liquidia agrees to retain Chasm, and Chasm agrees to perform the services reasonably requested by Liquidia pursuant to the terms of this Agreement (the “Activities”).  The Activities are to be performed by Chasm personnel and, subject to the prior written consent of Liquidia, not to be unreasonably withheld, Chasm subcontractors, including, utilization of the resources and any Chasm Pre-Existing Intellectual Property necessary or useful to complete the Activities.

2.2          Use of Subcontractors.  Prior to entering into any subcontractor agreement, Chasm shall provide a copy, with the commercial terms redacted, of any such proposed subcontract to Liquidia and receive Liquidia’s prior written approval, which shall not be unreasonably withheld.  Any such agreement with subcontractors shall prohibit disclosure of Confidential Information and assign to Chasm all rights to any Liquidia Owned Intellectual Property developed by the subcontractor pursuant to this Agreement which Chasm shall thereafter assign to Liquidia as set forth in Sections 7.2, and require the subcontractor to license to Chasm all Subcontractor Pre-Existing Intellectual Property that is used in the Project or Deliverables which Chasm shall thereafter license to Liquidia in accordance with Sections 7.3a and 7.3b, as applicable.

2.3          Changes.  This Agreement and any appendix or attachment may be changed only by an agreement in writing signed by an authorized representative of both parties.

2.4          Cooperation.  Each party shall generally provide such cooperation as the other party reasonably requests regarding the Activities in accordance with customary business practices.  Unless otherwise expressly agreed and as otherwise set forth in this Agreement, such cooperation shall be provided without cost to the other party.

2.5          Ownership of Equipment and Supporting Documentation.  Liquidia shall own the entire right, title and interest to all equipment, machinery and supporting documents, plans and reports for the equipment and machinery created as a result of the performance of the Activities unless otherwise agreed to in writing.  All material and information protectable by copyright are “works made for hire,” as that term is defined in the 1976 Copyright Act as amended (title 17 of the United States Code).

3.            Compensation, Royalties and Expenses.   Liquidia’s payment obligations to Chasm are limited to those expressly defined in the following Sections 3.1, 3.2 and 3.3.

3.1          Compensation.  Liquidia agrees to pay Chasm for the Activities in accordance with the compensation schedule for the Activities in Appendix A.

3.2          Expenses.  Liquidia agrees to reimburse Chasm for reasonable and necessary travel and out-of-pocket expenses incurred in connection with the performance of the

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Activities.  Reimbursement by Liquidia shall be made within thirty days (30) after submission by Chasm to Liquidia of expense reports, with copies of supporting documentation.

3.3          Royalties; Advanced Minimum Royalties.

3.3 a.      Advance Minimum Royalties.  Upon execution of this Agreement Liquidia shall pay Chasm equal monthly installments of $[***] beginning on the first full month after the Effective Date and continuing for the next consecutive twenty (20) months for a total of $[***] as partial consideration for entering into this Agreement with the significant obligations required of Chasm (“Partial Prepayment of Future Royalties”).  In addition, upon the first dosing of the first patient in the first Phase III clinical trial using a Product (“Phase III Initiation”), $400,000 shall become due to Chasm by Liquidia and payable by Liquidia to Chasm in equal monthly installments per month for the immediately following twelve (12) consecutive months.  Together the above Partial Prepayment of Future Royalties of $[***] and Phase III Initiation payment of $400,000 shall be defined as the “Advanced Minimum Royalties”, which shall apply as partial prepayment of future royalties and be credited against the Cumulative Royalties payable by Liquidia to Chasm hereunder.

3.3.b       Future Royalties.

3.3.b.1.  Liquidia shall pay to Chasm (i) a royalty of [***] percent ([***]%) of the Net Sales of all Products that incorporate, use, or result from using Liquidia Owned Intellectual Property (the “Sales Royalty”) and (ii) a royalty of [***] percent ([***]%) of all license fees and royalties received by Liquidia, from a party other than Chasm or its subcontractors, for each sublicense of Liquidia Owned Intellectual Property (the “License Fee”).

3.3.b.2  Notwithstanding the above, the License Fees in this Section 3.3.b shall not be triggered or become due for any sublicense in the context of research collaboration activities or licenses not related to commercialization activities.

3.3.c.  During the term of this Agreement, the total maximum amount of monies to be paid by Liquidia to Chasm under this Agreement (which amount includes the Advanced Minimum Royalties, Sales Royalty, and License Fee) shall be $[***] (“Cumulative Royalties”).  Upon Liquidia paying to Chasm the Cumulative Royalties, no further monies shall be due under this Agreement and the license grants in this Agreement shall become fully paid worldwide licenses according to their terms.  For clarity, the Advanced Minimum Royalties, Sales Royalty, and License Fee aggregate toward the Cumulative Royalties, however the Cumulative Royalties do not include consulting fees or other service related compensation paid by Liquidia to Chasm under this Agreement.

3.4          Payment Terms.  Liquidia shall pay each invoice set forth in the compensation schedule in Appendix A, in full, within thirty (30) days of Liquidia’s receipt of an accurate and reasonable invoice.  Any invoice payable by Liquidia which remains unpaid after the due date shall accrue interest at a rate of 1.0% per month.  Liquidia shall be liable for all collection expenses incurred by Chasm for delinquent amounts, including without limitation reasonable attorneys’ fees.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.5          Reports and Royalty Payments.  Commencing upon the commercialization of the first Product triggering royalties under this Agreement, within thirty (30) days following the last day of each calendar quarter during the term, Liquidia shall deliver to Chasm a written report showing, in reasonable detail, the royalties owed by such party to the other party in such quarter accompanied by any royalty payments due and owing.

3.6          Audit Rights.  Each party shall have the right to audit the relevant records of the other party upon reasonable notice and not more than once annually to verify compliance with the terms of this Agreement.  Fees and expenses incurred in connection with such audits will be borne by the auditing party, unless such audit reveals that an error of five percent (5%) or more and at least $2,500, in any payment was made during any given quarter, in which case the fees and expenses incurred in connection with the audit during which such error was discovered will be borne by audited party.  Any such audit shall occur during regular business hours, and shall not unreasonably interfere with regular business activities.

3.7          Records.  During the term of the Agreement and for three (3) years after royalties are due and payable, each party shall maintain true and complete books and records related to all royalty sales and applications.

4.            Work Rules.  Chasm and Chasm’s Representatives (as defined below) agree to comply with Liquidia’s applicable work rules and regulations of which Chasm is informed in writing, including any security requirements while on Liquidia premises.  Chasm and Chasm’s Representatives further agree to comply with all applicable governmental regulations and abide by Liquidia’s security requirements while on Liquidia premises.

Each party agrees that when its clients and Representatives are present on the premises of another party to this Agreement, they each shall comply with such rules and regulations as are notified to them for the conduct of individuals on those premises, and are subject to removal from the premises in the event they fail to comply with such rules.

Each party acknowledges and agrees that some of its employees, consultants, subcontractors or independent contractors will be performing work (the “Use Party”) on each other party’s (the “Location Owner”) properties, including laboratories.  Each party further acknowledges that the other parties perform work for other clients, including the U.S. Government, where security and confidentiality is an issue.  Therefore, the Use Party agrees that it will, if directed by a Location Owner on whose property it is performing work, instruct the Use Party’s staff, agents, officers, directors, employees, consultants, subcontractors or independent contractors (its “Representatives”) who work on the Location Owner’s property, to execute any additional confidentiality agreements or appropriate documents as are deemed reasonably necessary by the Location Owner.

5.            Representations, Warranties and Covenants.

5.1          Compliance with Other Agreements.  Chasm and Liquidia each represent to the other that to each Party’s knowledge the execution of this Agreement, the performance of

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the obligations hereunder, and the licenses granted herein do not and will not conflict with, result in the breach or termination of any provisions, or constitute a default under, any agreement to which Chasm or Liquidia, as the case may be, is or may be bound.

5.2          Necessary Licenses.  Chasm and Liquidia each represent and warrant to the other that to each Party’s knowledge each has all necessary licenses from subcontractors and licensors to perform the Activities, and to complete the Deliverables in accordance with this Agreement.

5.3          Limited Warranty.  Chasm represents and warrants that, to its knowledge and belief, (i) Chasm did not use or incorporate any proprietary subcontractor, or other third party, intellectual property into the deliverables generated and/or delivered to Liquidia under the Chasm Consulting Agreement; (ii) Liquidia has the freedom to practice the deliverables generated and/or delivered to Liquidia under the Chasm Consulting Agreement with respect to Chasm pre-existing intellectual property and any intellectual property Chasm developed under the Chasm Consulting Agreement; and (iii) Chasm has the skills and experience necessary to perform the Activities required under this Agreement and that it will use best efforts to the extent commercially reasonable, to perform said Activities in a professional, competent and timely manner.

5.4          Additional Representations, Warranties and Covenants.

5.4.1       All respective former and current employees and subcontractors of Chasm and Liquidia that have, have had, or will have access to confidential information have executed written agreements prohibiting disclosure of confidential information and assigning to each respective party, as applicable, all rights to any and all intellectual property, including inventions made during or derived from their relationship, to each respective party, as applicable.

5.4.2       Each Party has taken and will continue to take commercially reasonable precautions to protect the secrecy of its confidential information and trade secrets.

5.4.3       Neither Party has been alleged to infringe or misappropriate any intellectual property right of any other person or entity, there is no claim or action served or threatened, alleging any such infringement or misappropriation and neither party is aware of any such claim or action.

5.4.4       To the knowledge of the Parties, the operation of their respective businesses as presently conducted does not infringe or misappropriate any third-party intellectual property right.

5.4.5       Chasm represents that, to the best of its knowledge, neither it nor any of its personnel has been debarred, and to the best of its knowledge, is not under consideration to be debarred, by the U.S. Food and Drug Administration from working in or providing consulting services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.5          No Government Funding.  Chasm covenants that none of the Activities performed by Chasm or its subcontractors under this Agreement shall be funded in whole or in part by any government entity.

5.6          Additional Covenants.

5.6.1       Prior to incorporating into its Deliverables any third party intellectual property of which Chasm is aware and that Chasm reasonably believes the manufacture, use, sale, offer to sell, importation or other exploitation of which would require Liquidia to obtain a further license, Chasm shall identify such third party intellectual property to Liquidia.  Liquidia shall determine at its sole discretion and notify Chasm, within a commercially reasonably time, whether or not to incorporate such third party intellectual property into the Deliverable.  If Liquidia notifies Chasm to incorporate such third party intellectual property, Liquidia shall be responsible for procuring the necessary license that would permit such third party intellectual property to be used in the Project and the Deliverable.

5.6.2       At times reasonably requested by Liquidia, Chasm shall produce to Liquidia a comprehensive list of: a) agreements related to intellectual property of which Chasm is aware and reasonably believes affects or may affect the Activities and/or the use of the Deliverables; and b) all agreements between Chasm employees and their former employers or clients of which Chasm is aware, after a reasonable investigation, and reasonably believes is related to intellectual property that affects or may affect the Activities and/or the use of the Deliverables.  All such information and agreements transferred under this Agreement shall be treated as Chasm Confidential Information by Liquidia.

5.6.3       All future employees of Chasm, Chasm subcontractors, and Liquidia that will have access to Confidential Information will execute written agreements prohibiting disclosure of confidential information and assigning to each respective party, as applicable, all rights to any and all intellectual property, including inventions made during or derived from their relationship, to each respective party, as applicable.

5.7          Disclaimer.  EXCEPT AS OTHERWISE STATED IN SECTIONS 5.1, 5.2, 5.3, 5.4, 5.5 AND 5.6 NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, OF ANY KIND OR NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, TITLE OR NON-INFRINGEMENT.

6.            Confidentiality.

6.1          Each party acknowledges that in the course of this Agreement it will receive information about, and access to, trade secrets and other confidential and proprietary information which is vital to the competitive position and success of the other party to this Agreement.  The term “Confidential Information” as used throughout this Agreement shall mean with respect to a party, all proprietary information and technology of such party that is disclosed to the other party under this Agreement, whether disclosed in oral, written, graphic, or electronic form.  Notwithstanding the foregoing, all information and technology generated under this

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement, whether generated by one or both parties shall be deemed the Confidential Information of the party that owns such information and technology under the terms of this Agreement.

Except as expressly provided herein, the parties agree that, under this Agreement and for ten (10) years thereafter, each party will keep completely confidential and will not publish or otherwise disclose or use any Confidential Information of the other party except in connection with the activities contemplated by this Agreement without such other party’s prior written consent, except for that portion of such information or materials that the receiving party can demonstrate by competent tangible proof:

(a)          was already known or available to the receiving party, other than under an obligation of confidentiality or non-use to the other party, at the time of disclosure to the receiving party;

(b)          was part of the public domain, at the time of its disclosure to the receiving party;

(c)          became part of the public domain, after its disclosure to the receiving party through no fault of or breach of its obligations under this Agreement by the receiving party;

(d)          was lawfully disclosed to the receiving party, other than under an obligation of confidentiality or non-use, by a third party rightfully in possession of the Confidential Information who had no obligation to the disclosing party not to disclose such information to others;

(e)          was independently discovered or developed by or for the receiving party without access to, use of, reference to, or reliance upon Confidential Information belonging to the disclosing party; or

(f)           is required to be disclosed pursuant to any applicable law, regulation, or legal order, provided that the receiving party has notified the disclosing party upon learning of the possibility that disclosure could be required pursuant to any such law, regulation, or legal order and has given the disclosing party a reasonable opportunity to contest or limit the scope of such required disclosure and has cooperated with the disclosing party toward this end.

Notwithstanding the above, specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the prior possession of the receiving party merely because the aspects or details of the Confidential Information are embraced by general disclosures in the public domain.  In addition, any combination of Confidential Information will not be considered in the public domain or in the prior possession of the receiving party merely because individual elements thereof are in the public domain or in the prior possession of the receiving party unless the combination is in the public domain or in the prior possession of the receiving party.

Each of the parties agrees that it shall provide Confidential Information received from the other party only to the receiving party’s respective directors, officers, employees, agents, and financial and legal advisors who have a need to know such Confidential Information to assist the receiving party with the activities contemplated by this Agreement and are under written agreements of confidentiality at least as restrictive as those set forth in this Agreement.

6.2          Return of Confidential Information.  Upon expiration or early termination of this Agreement, each party shall return or destroy all Confidential Information received by it

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

from the other party.  Notwithstanding the foregoing, each party shall be allowed to keep one (1) archival copy of any Confidential Information of the other party for record-keeping purposes only.

6.3          The Activities anticipated in this Agreement shall be performed by Representatives who may be retained by each party.  Any individual who assists in the performance of the Activities anticipated herein shall, prior to providing any such assistance, have executed an agreement with its employer or contracting party that is a signatory to this Agreement with terms no less restrictive than the terms of this Agreement.

7.            Intellectual Property Rights and Licenses

7.1          Each party shall own its Pre-Existing Intellectual Property.  Liquidia and/or Chasm or Chasm subcontractors from time to time may invent and/or create and/or develop and/or license or otherwise acquire rights and/or interests in intellectual property in performing the Activities, including rights and interests in any inventions (whether patentable or not), trade secrets, know how, and works of authorship fixed in any tangible medium of expression, known or later developed, from which they can be perceived, reproduced, or otherwise communicated, whether directly or with the aid of a machine or device (whether registerable or not) in connection with performing the Activities under this Agreement (“New Project IP”); provided that New Project IP shall not include any Pre-Existing Intellectual Property.

7.2          With respect to New Project IP, Liquidia and Chasm agree that all right, title and interest in New Project IP shall be owned by Liquidia (“Liquidia Owned Intellectual Property”).  Chasm agrees to assign and hereby does assign to Liquidia its entire right, title and interest to Liquidia Owned Intellectual Property including all of Chasms rights to bring suit and recover damages for past and future infringement.

7.3          a. Chasm grants Liquidia a perpetual, exclusive, sublicensable worldwide license, in accordance with the terms of this Agreement, to make, have made, use, offer to sell, sell, import, reproduce, prepare derivative works, and distribute Chasm Pre-Existing Intellectual Property solely as incorporated into the Activities and/or Deliverables for use or applications related to molded particles and harvested molded particles (the “Liquidia Permitted Exclusive Uses”).

b. Chasm grants Liquidia a perpetual, non-exclusive, sublicensable worldwide license, in accordance with the terms of this Agreement, to make, have made, use, offer to sell, sell, import, reproduce, prepare derivative works, and distribute Chasm Pre-Existing Intellectual Property solely as incorporated into the Activities and/or Deliverables for any use or application with Liquidia’s PRINT platform technology other than molded particles and harvested molded particles (the “Liquidia Permitted Non-exclusive Uses”).

7.4          All sublicenses shall include terms to protect the confidentiality of Chasm Pre-Existing Intellectual Property with terms at least as restrictive as this Agreement.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.5          Chasm may cause the exclusive license granted in Section 7.3 to Liquidia Permitted Exclusive Uses to become non-exclusive when (a) after the fourth anniversary of the Phase III Initiation if the cumulative of the Advanced Minimum Royalties, Sales Royalty and License Fee paid by Liquidia to Chasm have not exceeded $1,000,000 and Liquidia has failed to bring such cumulative total payment to Chasm to $1,000,000 after thirty (30) days written notice from Chasm and (b) after the eighth anniversary of the Phase III Initiation if Liquidia has not paid Chasm the Cumulative Royalties and Liquidia has failed to satisfy the Cumulative Royalties after thirty (30) days written notice from Chasm.

8.            Term and Termination.

8.1          Term.     This Agreement is in effect from the Effective Date until the Activities are completed and accepted by Liquidia unless terminated earlier.

8.2          Termination.

8.2.1       Material Breach.  Either party may, upon giving thirty (30) days written notice, terminate this Agreement for the other party’s breach of any of its material obligations under this Agreement, provided that the breaching party shall not have cured such breach within the thirty (30) day notice period.

8.2.2       Either party may terminate this Agreement for its convenience upon giving sixty (60) days prior written notice to the other party.

8.2.3       Mutual Termination.   The parties may agree to terminate this Agreement in a writing signed by both parties at any time prior to completion of the Activities.

8.3          Effect of Termination.

8.3.1       Upon termination of this Agreement, each party shall promptly return to the other party all Confidential Information of the other party and all equipment and products owned or controlled by the other party in its possession or under its control.

8.3.2       In the event of a material breach by Liquidia, all licenses granted to Liquidia shall terminate, provided Liquidia does not cure such breach within forty five (45) days following receipt of a detailed written notice of the breach by Chasm.

8.3.3       In the event of a material breach by Chasm, Liquidia shall pay Chasm for all reasonable out of pocket costs and expenses for Activities accepted through the termination date subject to a set-off by Liquidia of costs associated with Chasm’s material breach and all licenses granted to Liquidia hereunder shall survive.

8.3.4       Should Liquidia terminate this Agreement under Section 8.2.2 for convenience, all Liquidia Owned Intellectual Property created as of the date of termination shall remain the property of Liquidia, all license rights and obligations created under this Agreement

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

as of the date of termination shall survive the termination and Liquidia shall pay Chasm (a) reasonable costs and expenses incurred by Chasm under this Agreement through the termination date, and (b) the Advanced Minimum Royalties under Section 3.3 a.

8.3.5       Should the parties terminate this Agreement under Section 8.2.3 for mutual convenience, all Liquidia Owned Intellectual Property created as of the date of termination shall remain the property of Liquidia, all license rights and obligations created under this Agreement as of the date of termination shall survive the termination and Liquidia shall pay Chasm reasonable costs and expenses incurred by Chasm under this Agreement through the termination date.

8.3.6       For the avoidance of doubt, the Parties acknowledge that Liquidia’s ownership rights with respect to Liquidia Owned Intellectual Property is and shall be irrevocable and unaffected by any expiration or termination of this Agreement for any reason.

8.4          Survival.  Sections 2.5, 3.3-3.7, 5, 6, 7, 8.3, 8.4, 9-15, and 18-19 shall survive the expiration or termination of this Agreement.

9.            Specific Performance.  Chasm and Liquidia each recognizes that irreparable injury may be caused to the other by its violation or material breach of Sections 6-7 of this Agreement, and Chasm and Liquidia each agrees that, in the event of any such violation, in addition to such other rights and remedies as may exist under this Agreement, the other may apply to any court of law or equity having jurisdiction to enforce the specific performance of the provisions hereof, and may apply for injunctive relief against any act which would violate any such provisions.

10.          Limitation on Liability.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES (INCLUDING LOSS OF PROFITS, DATA, BUSINESS OR GOODWILL), REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE, AND EVEN IF ADVISED OF THE LIKELIHOOD OF SUCH DAMAGES.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE LIABILITY OF CHASM FOR DIRECT DAMAGES, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE, UNDER THIS AGREEMENT OR WITH RESPECT TO THE ACTIVITIES SHALL IN NO EVENT EXCEED THE AGGREGATE AMOUNT OF FEES WHICH CHASM RECEIVES IN CONNECTION WITH THIS AGREEMENT.  THESE LIMITATIONS ARE INDEPENDENT OF ALL OTHER PROVISIONS OF THIS AGREEMENT AND SHALL APPLY NOTWITHSTANDING THE FAILURE OF ANY REMEDY PROVIDED HEREIN.

11.          Independent Contractor.  Chasm and Liquidia agree that Chasm shall provide the Activities to Liquidia solely as an independent contractor.  This Agreement is not intended to and should not be deemed to create an employment or principal-agent relationship or joint venture between Chasm, or any of its employees or contractors, and Liquidia, and neither party shall

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

have the right, power or authority to obligate, commit or incur any liability on behalf of the other party or to otherwise act in any way as an agent or representative of the other party or bind the other in any manner whatsoever.

12.          Bankruptcy.         The licenses granted in this Agreement (“Licenses”) are licenses for intellectual property, as such term is defined in Section 101 of Title 11 of the United States Code (the “Bankruptcy Code”).  The parties acknowledge and agree that, upon the filing of a petition for relief under the Bankruptcy Code by or against the Grantor (a “Filing”), whether such Filing is voluntary or involuntary, it is intended that this Agreement and the Licenses shall be subject to the provisions of Section 365(n) of the Bankruptcy Code, and, as such, the parties shall retain and may fully exercise all of its rights and elections provided thereunder.  In the event of a Filing, the parties shall, promptly upon written request by the other party, comply with the provisions of Section 365(n) of the Bankruptcy Code, including subsections (3) and (4) thereof.

13.          Severability.  In the event any provision of this Agreement, in whole or in part, is invalid, unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, such provision will be replaced, to the extent possible, with a provision which accomplishes the original business purposes of the provision in a valid and enforceable manner, and the remainder of this Agreement will remain unaffected and in force provided, however, that if without such invalid or unenforceable provision the fundamental mutual objectives of the parties cannot be achieved, either party may terminate this Agreement without penalty by written notice to the other.

14.          Governing Law; Headings; Counterparts.  This Agreement shall be governed by and interpreted according to the laws of the State of Delaware without regard for any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction.  The headings of the several sections are for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.  This Agreement may be executed in counterparts (all of which counterparts shall constitute one and the same agreement) and may be executed by facsimile transmission.

15.          Assignment; Successors & Assigns. This Agreement and the rights and obligations hereunder may not be assigned in whole or in part by any party and any such assignment shall be null and void; provided, however, that an assignment may be made by any party to the surviving entity of a merger or acquisition of substantially all of the assets of such party.  This Agreement shall bind and inure to the benefit of all parties to this Agreement and their respective successors and permitted assigns.

16.          Force Majeure.  Neither party will be liable for any delays or failures in performance due to circumstances beyond its reasonable control.  In the event that either party is prevented from performing due to causes beyond its control, such party shall notify the other party, explaining the cause for same and the dates or times for performance shall be extended for the period of the delay and a reasonable additional time.

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

17.          Entire Agreement; Waiver.  This Agreement together with the appendices and attachments thereto, sets forth the entire agreement between the parties concerning the transactions and arrangements contemplated hereby, and supersede all prior oral or written arrangements or agreements.  This Agreement may be amended only by an instrument in writing signed by both parties and may be waived only by an instrument in writing signed by the party against whom enforcement of the waiver is sought. The waiver by either party of any breach of this Agreement on one occasion shall not operate or be construed as a waiver of any other breach on another occasion.

18.          Remedies.  Except as expressly provided herein, the remedies provided in this Agreement are not and shall not be deemed to be exclusive and shall be in addition to any other remedies that a Party may have at law or in equity.

19.          Publicity.  Other than with respect to any internal reports or reporting to federal, state, and local authorities for purposes of compliance with legal reporting requirements (such as, for example, any appropriate reporting to the U.S. Securities & Exchange Commission), neither Party shall, without the express written consent of the other Party, use the name or mark of the other Party in transacting business or issue any public reports, statements, or releases pertaining to the transaction contemplated by this Agreement.

IN WITNESS WHEREOF, Liquidia and Chasm have duly executed this Agreement as of the Effective Date.

Chasm Technologies, Inc.		Liquidia Technologies, Inc.

By:	/s/ Robert F. Praino	By:	/s/ Bruce Boucher
Name:	Robert F. Praino	Name:	Bruce Boucher
Title:	Co-Founder	Title:	President & CFO

Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

APPENDIX A

COMPENSATION SCHEDULE

Components of cost:

•

Consulting Activities rate will be $[***] per hour for the services of [***] and $[***] per hour for all others. It is expected that the workload related to this charge will be as needed as specified by Liquidia.

•	Engineering rates (other subcontractors as required) will be based on the specific resource engaged (e.g. mechanical design, electrical design, third party analytical services, machine shops, etc.).

•	Equipment enhancements or fabrication will be funded by Liquidia.

•	Travel expenses for Chasm and/or sub-contractors will be pre-approved and funded by Liquidia.

SEVENTH AMENDMENT TO LEASE AGREEMENT

THIS SEVENTH AMENDMENT TO LEASE AGREEMENT (this “Expansion Premises Amendment”) is entered into effective as of the 1st day of November, 2018 (the “Effective Date”), by and between DURHAM KTP TECH 4, LLC, a Delaware limited liability company (“Landlord”), and LIQUIDIA TECHNOLOGIES, INC., a Delaware corporation (“Tenant”), with reference to the following:

A.           GRE Keystone Technology Park One LLC (predecessor-in-interest to Landlord) (“GRE”) and Tenant entered into that certain Lease Agreement dated June 29, 2007, as amended by that certain Lease Modification Agreement No. 1 dated January 12, 2009, that certain Lease Modification Agreement No. 2 dated December 17, 2010, that certain Third Amendment to Lease Agreement dated June 25, 2014, that certain Fourth Amendment to Lease Agreement dated November 17, 2015 (the “Fourth Amendment”), that certain Fifth Amendment to Lease Agreement dated January 23, 2017 and that certain Sixth Amendment to Lease Agreement dated June 9, 2017 (collectively, as amended, the “Existing Lease”), covering approximately 36,831 rentable square feet known as Suite 100 on the first floor (the “Existing Premises”) of Keystone Technology Park Building IV, 419 Davis Drive, Durham, North Carolina, 27560 (the “Building”).

B.           GRE assigned its interest in the Lease to LCFRE Keystone Technology Park, L.P. which subsequently assigned its interest in the Lease to Landlord.

C.           Landlord and Tenant desire to amend the terms of the Existing Lease to expand the Existing Premises and to modify certain other terms of the Lease.  For purposes hereof, the Existing Lease as amended by this Expansion Premises Amendment is referred to as the “Lease.”  All capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Recitals.  The recitals shall form a part of this Expansion Premises Amendment.

2.            Expansion of the Premises.  Tenant desires to expand the Existing Premises to include an additional eight thousand two hundred sixty-four (8,264) rentable square feet commonly known as Suite 200 located in the Building, as shown on Exhibit A attached hereto and incorporated herein by reference (the “Expansion Premises”).  Effective as of the Expansion Premises Rent Commencement Date (as defined in Section 4 of this Expansion Premises Amendment), the Existing Premises shall be expanded by adding the Expansion Premises and the term “Premises” under the Lease shall be redefined to be the Existing Premises plus the Expansion Premises, totaling approximately 45,095 rentable square feet of space (the “Revised Premises”).

3.            Lease Term;  Renewal Options.  Effective as of the Effective Date, the Term of the Lease for the Expansion Space (the “Expansion Premises Term”) shall be co-terminus with the Term of the Lease with respect to the Existing Premises, which shall expire on October 31, 2026, subject to Tenant’s options to extend the Term of the Lease pursuant to Section 5 of the Fourth Amendment which right shall apply to the entire Revised Premises.

4.            Base Rent.  Commencing as of the earlier of: (i) the date on which Tenant takes possession of any part of the Expansion Premises for the purposes of conducting business; or (ii) June 1, 2019 (the “Expansion Premises Rent Commencement Date”) and continuing through the Expansion Premises Term,

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Tenant shall, at the time and in the manner provided in the Lease, pay to Landlord as Base Rent for the Revised Premises the amounts set forth in the following rent schedule, plus any applicable tax thereon:

FROM	THROUGH	RATE	MONTHLY BASE RENT	PERIOD BASE RENT
Expansion Premises Rent Commencement Date	October 31, 2019	$24.98	$93,872.76	TBD
November 1, 2019	October 31, 2020	$25.73	$96,691.20	$1,160,294.40
November 1, 2020	October 31, 2021	$26.50	$99,584.79	$1,195,017.48
November 1, 2021	October 31, 2022	$27.29	$102,591.13	$1,231,093.56
November 1, 2022	October 31, 2023	$28.11	$105,672.62	$1,268,071.44
November 1, 2023	October 31, 2024	$28.96	$108,829.27	$1,305,951.24
November 1, 2024	October 31, 2025	$29.82	$112,098.65	$1,345,183.80
November 1, 2025	October 31, 2026	$30.72	$115,443.20	$1,385,318.40

5.            Additional Rent.  Tenant shall continue to pay the TICAM Expense Adjustment for the Existing Premises as set forth in Section 4 of the Lease until the Expansion Premises Rent Commencement Date.  Commencing on the Expansion Premises Rent Commencement Date and continuing through the remainder of the Expansion Premises Term, Tenant shall pay the TICAM Expense Adjustment updated for the rentable square footage of the Revised Premises as set forth in Section 4 of the Lease.

6.            Delivery of Expansion Space.  Tenant shall accept the Expansion Space and all components thereof including, but not limited to, electrical and mechanical in its presently existing “as-is”, “where-is”, with all faults condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space except as otherwise expressly set forth in the Tenant Work Letter attached hereto as Exhibit B and incorporated herein by reference.  Notwithstanding anything else contained in this Expansion Premises Amendment, Landlord shall ensure the presently existing HVAC units at the Expansion Premises are delivered in good working order. The acceptance of the Expansion Space in “as-is” condition shall in no way limit Landlord’s repair obligations set forth in the Lease.  The terms of the Existing Lease shall continue to control the construction obligations of the parties with regard to the Existing Premises.

7.            Early Access to Expansion Premises.  Commencing on the Effective Date, Tenant and its contractors shall have the right, at Tenant’s own risk and at no charge but subject to the terms and conditions of Section 6.1 of the Tenant Work Letter attached hereto as Exhibit B, to enter upon the Expansion Premises, to install its furniture, fixtures, and equipment (including Tenant’s data and telephone cabling and equipment) within the Expansion Premises.

8.            Broker.  Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Expansion Premises Amendment, other than Foundry Commercial, as Tenant’s agent (“Tenant’s Broker”), which Tenant’s Broker shall be compensated pursuant to a separate written agreement.  Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any other broker or agent or similar party claiming by, through or under Tenant in connection with this Expansion Premises Amendment.  Landlord represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Expansion Premises Amendment except Longfellow Real Estate Partners.  Landlord shall indemnify and hold harmless Tenant

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and its partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any other broker or agent or similar party claiming by, through or under Landlord in connection with this Expansion Premises Amendment.

9.            Counterparts/Signatures.  This Expansion Premises Amendment may be executed in counterparts.  All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original.  The parties hereby acknowledge and agree that electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Expansion Premises Amendment had been delivered.  Landlord and Tenant (i) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Expansion Premises Amendment based on the foregoing forms of signature.

10.          Miscellaneous.  This Expansion Premises Amendment shall become effective only upon full execution and delivery of this Expansion Premises Amendment by Landlord and Tenant.  This Expansion Premises Amendment contains the parties’ entire agreement regarding the subject matter covered by this Expansion Premises Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter.  There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Expansion Premises Amendment.  Except as modified by this Expansion Premises Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Expansion Premises Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.  To the extent of any conflict between the terms of this Expansion Premises Amendment and the Lease, this Expansion Premises Amendment shall control.

[Signatures to follow]

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LANDLORD AND TENANT enter into this Expansion Premises Amendment as of the Effective Date specified below Landlord’s signature.

LANDLORD:

DURHAM KTP TECH 4, LLC,
a Delaware limited liability company

By:	/s/ Jamison N. Peschel
Name:	Jamison N. Peschel
Title:	Authorized Signatory

Effective Date: November 1, 2018

TENANT:

LIQUIDIA TECHNOLOGIES, INC.,
a Delaware corporation

By:	/s/ Rob Lippe
Name:	Rob Lippe
Title:	COO

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EXHIBIT A

DEPICTION OF THE EXPANSION PREMISES

KEY PLAN
RSF: 8,264

DATE: 09/26/18
SCALE: NTS

LONGFELLOW

KEYSTONE
TECHNOLOGY PARK

KEYSTONE TECH 4

419 Davis Dr.

AREA BLOCKOUT PLAN

phillips architecture pa

6501 Six Forks Road
Suite 130
Raleigh, NC 27615
919.878.1060
Fax 919.878.4432

KEYSTONE TECH 4

419 Davis Drive, Suite 200

8,264 RSF

A-1

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter sets forth the terms and conditions relating to the construction of improvements in the Expansion Premises.  All references in this Tenant Work Letter to Articles or Sections of “this Expansion Premises Amendment” shall mean the relevant portion of the Expansion Premises Amendment to which this Tenant Work Letter is attached as Exhibit A and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of this Tenant Work Letter.

1.            LANDLORD’S CONSTRUCTION IN THE EXPANSION PREMISES

1.1          Landlord Work.  None.

2.            TENANT IMPROVEMENTS

2.1          Tenant Improvements Allowance.  Tenant shall be entitled to a tenant improvement allowance (the “Tenant Improvements Allowance”) in the maximum aggregate amount of $950,360.00  (i.e.,  $115.00 per rentable square foot of the Expansion Premises) (the “Maximum Allowance Amount”) for the hard costs and customary soft costs incurred by Tenant including, without limitation out-of-pocket architectural and engineering fees and a one and one-half percent (1.5%) project management fee payable to Landlord or its affiliates and permits, relating to the design and construction of Tenant’s improvements which are to be permanently affixed to the Expansion Premises (the “Tenant Improvements”).  In no event shall Tenant be permitted to use any excess Tenant Improvements Allowance toward the Base Rent or any soft costs that are not directly related to the design and construction within the Expansion Premises.  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Maximum Allowance Amount.  All Tenant Improvements for which the Tenant Improvements Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease.  Tenant must fully utilize the Tenant Improvements Allowance within twelve (12) months after the Effective Date of this Expansion Premises Amendment (such period to be extended by any delays caused by Landlord, its agents, employees, architects and/or contractors in the development and approval of the final space plan and/or the construction documents and/or delays in the submission and pursuit of permits and the construction of the Tenant Improvements, provided, however, Tenant shall notify Landlord in writing of the claimed estimated length of such Landlord delay within ten (10) business days after its occurrence and Landlord may elect by written notice delivered to Tenant within ten (10) business days thereafter to dispute the claimed estimated Landlord delay) and any amounts unutilized by such date shall be deemed forfeited by Tenant.

2.2          Disbursement of the Tenant Improvements Allowance.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvements Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s reasonable disbursement process) for costs incurred by Tenant related to the construction of the Tenant Improvements and for the following items and costs (collectively, the “Tenant Improvements Allowance Items”):  (i) payment of the fees of the “Architect” as that term is defined in Section 3.1 of this Tenant Work Letter in connection with the preparation and review of the “Construction Documents,” as that term is defined in Section 3.1 of this Tenant Work Letter; (ii) payment of the project management fee described above, (iii) the cost of any changes to the Construction Documents or Tenant Improvements required by all applicable building codes (the “Code”) enacted after approval of the Construction Documents, (iv) costs payable to the Contractor and any subcontractors, and (v) other costs incurred in connection with the Tenant Improvements to the extent the same can be paid using the Tenant Improvements Allowance pursuant to the specific provisions of this Tenant Work Letter.

Once Landlord is required to disburse any portion of the Tenant Improvement Allowance as noted above, Landlord shall disburse the applicable portion of the Tenant Improvements Allowance within thirty (30) calendar days of a Payment Request (as hereinafter defined), an amount equal to the portion of the actual costs and expenses Tenant has incurred and paid in connection with the construction of the Tenant Improvements to date, which are to be paid for from the Tenant Improvement Allowance provided the following conditions have been satisfied:

(1)          Tenant has delivered to Landlord a payment request (“Payment Request”) in a form reasonably satisfactory to Landlord specifying the work which has been completed; and

(2)          Tenant’s general contractor and/or architect shall have submitted an application for payment and sworn statement substantially in the form of AIA Document G702 and AIA Document G703; and

(3)          Tenant has submitted to Landlord lien waivers or partial lien waivers from all contractors, subcontractors, artchitects, and materialmen who performed such work to cover the work included under the Payment Request and all prior work Tenant was required to pay for before utilizing the Tenant Improvements Allowance.

Notwithstanding anything herein to the contrary, the Tenant Improvements Allowance must be requested by Tenant, if at all, in accordance with this paragraph on or before the date that is one (1) year following the Effective Date of this Expansion Premises Amendment, and any portion not requested by such date may no longer be utilized by Tenant and shall be deemed forfeited to Landlord.

3.            CONSTRUCTION DOCUMENTS

3.1          Selection of Architect/Construction Documents.  Tenant shall retain Integrated Designs, PA (collectively, the “Architect”) as subcontractors to prepare the “Construction Documents,” as that term is defined in this Section 3.1 for the Tenant Improvements, together with the consulting engineers selected by the Architect and reasonably approved by Landlord.  Tenant may retain another Architect or Architects from time to time, provided, however, that any such other Architects shall be subject to Landlord’s reasonable approval.  The plans and drawings to be prepared by Architect hereunder shall be known collectively as the “Construction Documents.”  All Construction Documents shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord’s and Tenant’s approval.  Landlord may hire an architectural firm to conduct a peer review, and the fees associated with this peer review shall be paid from the Tenant Improvements Allowance.

Landlord has no obligation to approve any Tenant Change or any Tenant Improvements not shown on the plans previously approved by Landlord and Tenant or reasonably inferable therefrom if, in Landlord’s reasonable judgment, such Tenant Improvements (i) would materially increase the cost of performing any other work in the Building, unless in each case Tenant agrees to pay such costs based on Tenant’s Change Estimate Notice (as defined below), (ii) are incompatible with the design, quality, equipment or systems of the Building or otherwise require a change to the existing Building systems or structure, each in a manner that would not otherwise be required in connection with the improvements contemplated by the Fit Plan (as defined below), (iii) is not consistent the first class nature of the Building, or (iv) otherwise do not comply with the provisions of the Lease.

3.2          Final Space Plan.  Tenant has approved the preliminary space plan prepared by the Architect attached as Attachment 1 hereto (the “Fit Plan”).  Tenant shall use commercially reasonable efforts to cause the Architect to prepare a space plan for the Expansion Premises which space plan shall be reasonably consistent with the Fit Plan and shall include a layout and designation of all labs, offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the space plan to Landlord and Tenant for their approval. Landlord shall review and provide any changes to the space plan within five (5) business days of receipt thereof.  Once Landlord and Tenant approve the final space plan, the space plan shall be considered final (the “Final Space Plan”).

3.3          Construction Documents.  Tenant shall cause the Architect to complete final Construction Documents consistent with the Final Space Plan and shall submit the same to Landlord and Tenant for their approval.  Landlord shall review and provide any changes to the construction documents within five (5) business days of receipt thereof, and the Tenant shall use reasonable efforts to cause the Architect to prepare and circulate modified documents within ten (10) business days of its receipt of any requested changes from Tenant or Landlord. Such process of submittal and response within the time frame specified in the preceding sentence shall continue until each of Landlord and Tenant gives written approval to such documents, and the Construction Documents shall be considered final once approved by the Landlord and the Tenant. In no event may either Tenant or Landlord require any changes that are inconsistent with the Final Space Plan.  The Construction Documents shall comply with applicable laws existing on the date of this Tenant Work Letter and which may be enacted prior to approval of completed Construction Documents. Subject to the provisions of Sections 3.1 and 5.4 of this Tenant Work Letter, Tenant may, from time to time, by written request to Landlord on a form reasonably specified by Landlord (“Tenant Change”), request a change in the Tenant Improvements shown on the Construction Documents, which approval shall not be unreasonably withheld or conditioned, and shall be granted or denied within five (5) business days after delivery of such Tenant Change to Landlord.

3.4          Permits.  The Construction Documents as approved (or deemed approved) pursuant to Section 3.3 shall be the “Approved Working Drawings”.  Following approval or deemed approval of the Cost Proposal, as described below, Tenant shall promptly thereafter submit or cause to be submitted, the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1, below, to commence and fully complete the construction of the applicable Tenant Improvements (the “Permits”).

4.            CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1          Contractor.  A contractor designated by Tenant and approved by Landlord (“Contractor”) shall construct the Tenant Improvements.

4.2          Cost Proposal.  After the Approved Working Drawings are approved by Landlord and Tenant, Tenant shall provide Landlord with a cost proposal (or cost proposals) in accordance with the Approved Working Drawings, which cost proposal(s) shall include, as nearly as possible, the cost of all Tenant Improvements Allowance Items to be incurred by Tenant in connection with the design and construction of the Tenant Improvements and shall include a so-called guaranteed maximum price proposal from Tenant’s Contractor (collectively, the “Cost Proposal”), which Cost Proposal shall include, among other things, the Contractor’s fee, general conditions, and a reasonable contingency.  The Cost Proposal may include early trade release packages for long lead time matters such as mechanical equipment.  In connection with the Cost Proposal, Tenant shall cause the Contractor to solicit at least three (3) bids from each subcontractor trade for which the total cost is expected to exceed $10,000.00.  Landlord may review bid packages at Landlord’s request.  In the case of each bid request, Tenant will accept the lowest responsible bid, unless Landlord and Tenant reasonably determine otherwise.

4.3          Construction of Tenant Improvements by Contractor.

4.3.1       Intentionally Deleted.

4.3.2       Tenant’s Retention of Contractor.  Tenant shall independently retain Contractor to construct the Tenant Improvements in accordance with the applicable Approved Working Drawings and the applicable Cost Proposal.  Landlord shall be entitled to review the Tenant’s construction contract with the Contractor upon Landlord’s written request. Tenant shall manage the Contractor in its performance of the construction work and endeavor to oversee the Contractor’s performance of its work to protect Landlord from construction defects.

5.            COMPLETION OF THE TENANT IMPROVEMENTS

5.1          Substantial Completion.  Tenant shall give Landlord at least twenty (20) days prior written notice of the date that Tenant reasonably anticipates that the Tenant Improvements will be Substantially Complete (as defined below).  For purposes of this Lease, “Substantial Completion” shall occur upon the completion of construction of the Tenant Improvements substantially pursuant to the Approved Working Drawings for such Tenant Improvements (each as reasonably determined by Landlord), with the exception of any punch list items.

5.2          Intentionally omitted.

5.3          Intentionally omitted.

5.4          Tenant Changes.  Landlord may, but shall not be obligated to, approve any Tenant Change on the condition that Tenant shall pay in full, in advance (or cause to be paid in full from the Tenant Improvements Allowance), any and all additional costs or expenses associated with the approval of said Tenant Change.  If Tenant shall request any Tenant Change, Tenant shall provide Landlord in writing (a “Tenant’s Change Estimate Notice”) the estimated costs of design and/or construction of the Tenant Improvements that Tenant determines will be incurred as a consequence of such Tenant Change on an order of magnitude basis on account of such proposed Tenant Change.  The cost of any Tenant Change shall be determined on a net basis; i.e. taking into account the savings, if any, resulting from such Tenant Change.

5.5          Delay Not Caused by Parties.  Neither the Landlord nor Tenant shall be considered to be in default of the provisions of this Tenant Work Letter for delays in performance due to Force Majeure.

6.            MISCELLANEOUS

6.1          Tenant’s Entry Into the Expansion Premises.  Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all of Tenant’s insurance and indemnity obligations and other obligations governing the conduct of Tenant at the Property under this Lease.

Any independent contractor of Tenant (or any employee or agent of Tenant) performing any work or inspections in the Expansion Premises shall be subject to all of the terms, conditions and requirements contained in the Lease and, prior to such entry, Tenant shall provide Landlord with evidence of the insurance coverages required below.

6.2          Tenant’s Representative.  Tenant has designated Matt Carey and Michael Hunter as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to

Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.3          Landlord’s Representative.  Landlord has designated J. Randal Long as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.4          Intentionally omitted.

6.5          General.  This Tenant Work Letter shall not be deemed applicable to any additional space added to the Expansion Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Lease Term, whether by any options under the Lease or otherwise, unless and to the extent expressly provided in the Lease or any amendment or supplement to the Lease that such additional space is to be delivered to Tenant in the same condition the initial Expansion Premises is to be delivered.

6.6          Insurance.  Prior to the commencement of the Tenant Improvements, Tenant shall provide Landlord with evidence that Tenant carries Builder’s All Risk insurance in an amount approved by Landlord covering the construction of such Tenant Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof.  In addition, Tenant’s contractors, subcontractors, and architects shall be required to carry Commercial General Liability Insurance in an amount approved by Landlord and otherwise in accordance with the requirements of the Lease and such general liability insurance shall name the Landlord as additional insured. Landlord may, in its discretion, require Tenant to obtain and record a statutory form of lien bond, or obtain performance and payment bonds, or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Tenant Improvements and naming Landlord as a co-obligee, in each case in form and substance reasonably satisfactory to Landlord. In addition, Tenant’s contractors and subcontractors shall be required to carry workers compensation insurance with a waiver of subrogation in favor of Landlord.

Attachment 1

Tenant’s Fit Plan

PROPOSEC FLOOR PLAN

LIQUIDIA MOLD TEMPLATING EXPANSION

CC-07A